Exhibit 10.1

Summary of Named Executive Officer’s Salary for 2005

On May 17, 2005, Thomas J. Wilson was elected President and Chief Operating Officer of the registrant, effective as of June 1, 2005.  In connection with that election, the registrant’s Board of Directors, upon recommendation from the Compensation and Succession Committee, increased Mr. Wilson’s annual base salary, as of June 1, 2005, to $800,000 from $702,000.  This salary may be changed at any time at the discretion of the Board.